Exhibit 77(M)

Mergers

I.

During the fiscal annual period, effective as of the close of business on June 15, 2012, (1) Lord Abbett Securities Trust – Lord Abbett Fundamental Equity Fund (the “Acquiring Fund”) became the surviving entity of a merger with Lord Abbett Large Cap Value Fund (the “Acquired Fund”).

a)

A special meeting of the shareholders (the “Meeting”) of the Lord Abbett Large Cap Value Fund (the “Acquired Fund”) was held on May 18, 2012. The Acquired Fund was a series of Lord Abbett Securities Trust (the “Company”).

The Meeting for the Acquired Fund was held for the purpose of approving a Plan of Reorganization between the Acquired Fund and the Acquiring Fund, a series of the Company, providing for: (a) the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange for shares of the corresponding class of the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund; (b) the pro rata distribution of such shares to the shareholders of the Acquired Fund; and (c) the termination of Acquired Fund.